Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Brendan Riley briley@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2026 FIRST QUARTER RESULTS

Reaffirms Fiscal 2026 Outlook to Restore Positive Sales Growth and
Improve Operating Profitability

New York, October 30, 2025 - The Estée Lauder Companies Inc. (NYSE: EL) today reported its financial results for the first quarter ended September 30, 2025.

“We had a strong start to fiscal 2026 as we execute on our Beauty Reimagined strategy—returning to organic sales growth, gaining prestige beauty share in a few key strategic areas of focus, and improving profitability. Encouragingly, we are building momentum across the organization from the significant operational changes we have executed to-date to be faster and more agile,” said Stéphane de La Faverie, President and CEO. “These results reinforce the confidence we have in our fiscal 2026 outlook—a pivotal year—as we restore organic sales growth and expand our operating margin for the first time in four years.”

FISCAL 2026 FIRST QUARTER SELECT FINANCIAL RESULTS (unaudited)1,2,3

	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2025	2024
Net Sales	$3,481	$3,361	4%
Organic Net Sales, Non-GAAP[1,2]	$3,455	$3,361	3%

Other Financial Results:
Gross Profit	$2,554	$2,433	5%
Gross Margin	73.4%	72.4%
Adjusted Gross Profit, Non-GAAP[1,3]	$2,551	$2,442	4%
Adjusted Gross Margin, Non-GAAP[1,3]	73.3%	72.7%

Operating Income (Loss)	$169	$(121)	100+%
Operating Margin	4.9%	(3.6)%
Adjusted Operating Income, Non-GAAP[1,3]	$255	$144	77%
Adjusted Operating Margin, Non-GAAP[1,3]	7.3%	4.3%

Diluted Net Earnings (Loss) Per Common Share	$.13	$(.43)	100+%
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[1,3]	$.32	$.14	100+%
1See pages 16 and 17 for reconciliation between GAAP and Adjusted Non-GAAP measures.
2Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis.
3Adjusted Non-GAAP measures are calculated based on Net Sales adjusted only for Returns associated with restructuring and other activities.

•As Reported Net sales increased 4% to $3.5 billion. Organic net sales increased 3%.
•As Reported Gross margin expanded 100 basis points, to 73.4% from 72.4% and Adjusted Gross margin expanded 60 basis points, to 73.3% from 72.7%, reflecting net benefits from the Company’s Profit Recovery and Growth Plan (“PRGP”)—driven by operational efficiencies, including a more competitive approach to procurement, along with reductions in promotional activity and excess and obsolescence. These benefits more than offset the unfavorable impacts of inflation and foreign exchange transactions.
•As Reported Operating margin was 4.9%, an expansion from (3.6)% in the prior year, which was unfavorably impacted by $159 million of aggregate charges associated with talcum litigation settlement agreements. Adjusted Operating margin expanded 300 basis points, to 7.3% from 4.3%, reflecting net benefits from the Company’s PRGP, which helped to reduce non-consumer-facing expenses and provided funding for consumer-facing investments4.
•Effective tax rate was 56.9%, compared with 13.3% in the prior year. Adjusted effective tax rate was 40.5%, compared with 38.8%.
•Diluted net earnings (loss) per common share increased to net earnings of $.13, compared with a net loss of $(.43) in the prior year. Adjusted diluted net earnings per common share increased to $.32, compared with $.14.
•For the three months ended September 30, 2025:
◦Net cash flows used for operating activities decreased to $340 million, an improvement compared to $670 million in the prior year, primarily reflecting higher earnings and the favorable change in operating assets and liabilities.
◦Capital expenditures decreased to $96 million from $141 million in the prior year, reflecting the Company’s strategic focus on prioritizing consumer-facing investments to fuel growth while optimizing its overall investments.
◦The Company paid $150 million in deferred consideration associated with the fiscal 2023 acquisition of the TOM FORD brand and $127 million in Dividends.

4Consumer-facing investments includes co-operative advertising, selling, advertising and promotional expenses, as well as store operating costs.

BEAUTY GAINS AND OPERATIONAL HIGHLIGHTS5
•Achieved prestige beauty share gains for the fiscal 2026 first quarter in some key markets:
◦Mainland China: Share gains continued driven by every category, led by La Mer, Le Labo and TOM FORD. Brick-and-mortar and Online both outperformed.
◦U.S.6: Skin Care, led by The Ordinary and Estée Lauder, and Hair Care. The Estée Lauder brand gained share in each of Skin Care, Makeup, and Fragrance, for the brand’s third consecutive quarter of overall share gains.
◦Western Europe: Fragrance in each of France and Spain
•Launched breakthrough, on-trend and commercial innovations as:
◦Estée Lauder brought new breakthrough claims for targeting dynamic and static lines and further captured the night usage occasion with its Advanced Night Repair Eye Lift + Sculpt Eye Cream in September 2025; and added to its longevity offerings, powered by patented visible age-reversal technology with Re-Nutriv Ultimate Diamond Age Reversal Treatment Lotion in July 2025
◦La Mer unveiled a new platform, “La Mer Gives Skin Life”, in August 2025, with global events fueling awareness for the brand’s heritage in bioenergetic sciences, as well as a new initiative with The Salk Institute to advance research in cellular energy and its role in skin aging
◦The Ordinary debuted its fast-acting, targeted acne spot treatment, Sulfur 10% Powder-to-Cream Concentrate, in an easy to use on-the-go format, at an accessible price, in August 2025
◦M·A·C further bolstered the brand’s line-up of revered lip products with Lipglazer Glossy Liner, a shiny and volumizing liner, in July 2025; captured the “glass skin” makeup trend with Skinfinish Lightstruck Liquid Highlighter in September 2025; and drove new consumer acquisition and brand awareness with the “I Only Wear M·A·C” campaign in September 2025
◦TOM FORD blended skin care actives in a serum-like long-wear formula with Architecture Radiance Hydrating Foundation, launched at a repositioned luxury price point in August 2025
◦TOM FORD added to the brand’s beloved Oud product franchise with Oud Voyager in September 2025, and introduced an intensified parfum form of the prize-winning scent with Black Orchid Reserve in August 2025
◦Jo Malone London captured a classic British summertime flavor with Raspberry Ripple in July 2025, and promoted self-expression through scent layering with the “Uniquely You” campaign in September 2025
•Expanded consumer coverage:
◦Continued expansion in Amazon:
5Since the Company’s last earnings announcement, including some previously disclosed.
6Source: Circana, LLC, US Prestige Beauty Total Department/Specialty, Dollar Share Growth of Corporation, three-months ended September 30, 2025.

▪Launched Clinique and The Ordinary in the Amazon.com.mx (Mexico) Premium Beauty store in August and September 2025, respectively, as well as Estée Lauder in October 2025
▪Launched Origins in the Amazon.ca (Canada) Premium Beauty store in October 2025
▪Launched Lab Series on @cosme SHOPPING on Amazon Japan in October 2025
◦Expanded online distribution on TikTok Shop globally:
▪In the U.S., M·A·C and Clinique debuted in July 2025, followed by Dr.Jart+ in October 2025
▪In Malaysia and Singapore, launched The Ordinary in August and September 2025, respectively
◦Broadened Fragrance distribution, including 14 net new freestanding stores opened globally in the fiscal 2026 first quarter, led by Le Labo and Jo Malone London
◦Amplified specialty-multi distribution, announcing in October 2025 M·A·C’s planned fiscal 2026 third quarter launch in select U.S. Sephora locations as well as online and in Sephora at Kohl’s
•Reimagined the way the Company works, announcing in October 2025 its strategic partnership with Shopify Inc. to modernize its digital technology infrastructure and deliver best-in-class omnichannel consumer experiences
•Other highlights:
◦Opened a global Fragrance Atelier in Paris, France in October 2025—a new innovation hub dedicated to next-generation perfume artistry, accelerating luxury and prestige fragrance innovation
◦Published a groundbreaking study in peer-reviewed journal Heliyon in September 2025—Aveda, together with Keracol Limited, introduced an innovative measurement method that correlates dye molecular desorption with hair color shifts, irrespective of hair type and texture or background color
◦Hosted, in partnership with Vital Voices Global Partnership, a reception in October 2025 to celebrate the 2nd annual Estée Lauder Emerging Leaders Beautiful Forces grant winners—six women from around the world who are leading NGOs, businesses, or initiatives that advance a bold idea for positive social change
◦Announced BEAUTY&YOU India 2025 winners in October 2025, celebrating the next generation of beauty entrepreneurs

FISCAL 2026 FIRST QUARTER RESULTS BY PRODUCT CATEGORY AND BY REGION

Results by Product Category (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
Skin Care	$1,575	$1,529	3%	—%	3%	$187	$117	60%
Makeup	1,030	1,038	(1)	(1)	(2)	(15)	(185)	92
Fragrance	721	630	14	(1)	13	86	60	43
Hair Care	129	139	(7)	—	(7)	(12)	(18)	33
Other	25	25	—	—	—	9	11	(18)
Subtotal	$3,480	$3,361	4%	(1)%	3%	$255	$(15)	100+%
Returns/charges associated with restructuring and other activities	1	—				(86)	(106)
Total	$3,481	$3,361	4%	(1)%	3%	$169	$(121)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						86	106
Makeup - Talcum litigation settlement agreements						—	159
Adjusted Operating Income - Non-GAAP						$255	$144	77%
[1]Percentages are calculated on an individual basis.

The product category net sales commentary below reflects organic net sales, excluding the impacts from foreign currency translation. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Skin Care
•Skin Care net sales increased 3%, primarily driven by growth from La Mer and Estée Lauder.
◦The increases from both brands reflected higher net sales from the Company’s Asia travel retail business, primarily driven by a low prior-year base due to a challenging retail environment—including lower conversion—as well as the Company’s prior-year efforts to improve in-trade inventory.
◦Net sales growth from Estée Lauder also benefited from innovation across the Revitalizing Supreme+, Re-Nutriv and Advanced Night Repair product franchises.
•Skin Care operating income increased, primarily due to the increase in net sales as well as net benefits from the PRGP, which helped to reduce non-consumer-facing expenses.

Makeup
•Makeup net sales decreased 2%, primarily driven by Bobbi Brown. This reflects the unfavorable comparison of higher new product launch shipments in the prior year, as well as a decrease in the eye subcategory, primarily driven by the strategic decision to reduce color palettes.
•Makeup operating results improved, primarily due to a favorable comparison to the prior year, which included $159 million in aggregate charges relating to the talcum litigation settlement agreements. The increase also reflects net benefits from the PRGP—which helped to reduce non-consumer-facing expenses—and lower cost of sales, primarily due to reduced promotional activity. These impacts were partially offset by increased consumer-facing investments, including activations for new product launches.
Fragrance
•Fragrance net sales increased 13%, driven by double-digit growth from the Company’s Luxury Brands, which grew high-single to strong double digits across all geographic regions, led by:
◦Le Labo, primarily due to its Classic Collection and City Exclusives—led by the ongoing success of Another 13, Santal 33 and Gaiac 10, the Tokyo City Exclusive—as well as targeted expanded consumer reach.
◦TOM FORD, fueled by innovation—including Oud Voyager and Black Orchid Reserve—which created a halo effect that benefited existing product sales. Net sales also benefited from targeted expanded consumer reach.
◦Jo Malone London, primarily due to growth in the cologne subcategory—with continued success from Wood Sage & Sea Salt, holiday shipments of Ginger Biscuit and the launch of the limited-edition Raspberry Ripple—and benefited from targeted expanded consumer reach.
•Fragrance operating income increased, primarily due to higher gross profit, partially offset by increased consumer-facing investments, including support for distribution expansion and enhancements as well as key activations.
Hair Care
•Hair Care net sales decreased 7%, primarily driven by Aveda, reflecting the brand’s strategies to improve long-term performance—including planned reductions in online promotional activity and the exit from underperforming doors, including some of its own freestanding stores. The decrease also reflects the brand’s continued softness in the salon channel. Collectively, these declines more than offset the benefits from the brand’s fiscal 2025 fourth-quarter launch in Amazon’s U.S. Premium Beauty store, as well as innovation such as Miraculous Oil.
•Hair Care operating results improved, reflecting net benefits from the PRGP—which helped to reduce non-consumer-facing expenses—and disciplined expense management, partially offset by the decline in net sales.

As previously disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended June 30, 2025, to enhance accountability and streamline operations within the organization, as well as to align with its previously announced leadership changes, the Company has reorganized its geographic regions. Beginning with the Company's fiscal 2026 first quarter, the Company will be reporting its fiscal 2026 and comparative fiscal 2025 results by geographic region under the new regional structure. The Company's four geographic regions, effective July 1, 2025, are:
•The Americas, which will continue to include North America and Latin America;
•Europe, the United Kingdom and Ireland and Emerging Markets (“EUKEM”)—which will continue to include the geographic markets of its previously reported Europe, the Middle East & Africa region—will exclude its global travel retail business, and will include its Southeast Asian Emerging Markets, previously reported in its Asia/Pacific region, of Indonesia, Malaysia, the Philippines, Thailand and Vietnam;
•Asia/Pacific, which will continue to include certain geographic markets of its previously reported Asia/Pacific region, such as Japan, Korea, Hong Kong SAR, and Australia, among others, and will also include its global travel retail business, previously reported in its Europe, the Middle East & Africa region; and
•Mainland China, previously reported in its Asia/Pacific region, will now be reported as a separate region.
In connection with the reorganization of the Company's geographic regions, the Company has changed its methodology used to report certain global and regional activity to reflect management's view of the business. The primary revisions to operating results by region include (i) excluding the impacts of intercompany royalty activities globally, (ii) the allocation of corporate expenses to all regions, including global support functions, which had historically been reported in The Americas region, and (iii) the allocation of impacts from the Company's manufacturing facilities to all regions, which had historically been reported in the region where the facilities are located. These changes were made to reflect management's view that these activities are conducted to benefit the Company on a global basis.

Results by Geographic Region (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change[1]			Operating Income (Loss)[2]		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
The Americas	$1,174	$1,197	(2)%	—%	(2)%	$87	$(85)	100+%
EUKEM	901	868	4	(4)	—	6	10	(40)
Asia/Pacific	873	806	8	—	9	150	76	97
Mainland China	532	490	9	—	9	12	(16)	100+
Subtotal	$3,480	$3,361	4%	(1)%	3%	$255	$(15)	100+%
Returns/charges associated with restructuring and other activities	1	—				(86)	(106)
Total	$3,481	$3,361	4%	(1)%	3%	$169	$(121)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						86	106
The Americas - Talcum litigation settlement agreements						—	159
Adjusted Operating Income - Non-GAAP						$255	$144	77%
[1]Percentages are calculated on an individual basis.
[2]Operating results by geographic region for the fiscal 2025 first quarter have been adjusted to reflect the correction of a regional misclassification in the amounts furnished in the Form 8-K on October 2, 2025 related to a one-time charge during the fiscal 2025 first quarter. The misclassification was offset in the fiscal 2025 second quarter (quarter-to-date period) furnished amounts. Refer to recast fiscal 2025 second quarter amounts on page 20. No other periods were impacted and there is no impact on the consolidated financial results or results by product category.

The geographic region net sales commentary below reflects organic net sales, excluding the impacts from foreign currency translation. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Organic Net Sales - increased 3%, led by:

•Growth in Asia/Pacific attributable to the Company’s global travel retail business, reflecting:
◦Higher net sales from the Company’s Asia travel retail business, primarily driven by a low prior-year base due to a challenging retail environment—including lower conversion—as well as the Company’s prior-year efforts to improve in-trade inventory.
◦An increase in net sales from the Company’s Europe, the Middle East and Africa travel retail business, fueled by Fragrance and benefiting from targeted expanded consumer reach as well as strategic activations from TOM FORD, Jo Malone London and KILIAN PARIS.

•Growth in Mainland China, primarily driven by innovation and existing products, targeted expanded consumer reach and key activations—all of which fueled online growth and, to a lesser extent, brick-and-mortar. This performance also reflects a favorable comparison to a low prior-year base, which had been negatively impacted by an overall challenging retail environment.
•Partially offset by a low-single-digit decline in North America, primarily reflecting continued challenges in department stores—including store closures related to a retailer bankruptcy, softness in certain retailers and elevated inventory levels for some brands that continued through the quarter. These challenges more than offset net sales growth from shipments in support of the Company’s Amazon Premium Beauty stores in the U.S. and Canada, including ongoing brand expansion on the platform.

Operating Results - increased, driven by:

•The increase in operating results in The Americas, reflecting:
◦A favorable comparison related to $159 million of aggregate charges associated with the talcum litigation settlement agreements recorded in the prior year.
◦A reduction in non-consumer-facing expenses, reflecting the decrease in employee-related costs realized through net benefits from the PRGP.
◦A partial offset from the decrease in net sales.
•The increase in operating income in Asia/Pacific, primarily reflecting higher gross profit from the Company’s global travel retail business—driven by the increase in net sales—as well as the reduction in non-consumer-facing expenses.
•The increase in operating results in Mainland China, primarily due to the improvement in gross profit due to the increase in net sales, partially offset by an unfavorable year-over-year impact associated with the recognition of local government subsidies in the prior year.
•The decline in operating income in EUKEM, reflecting the increase in consumer-facing investments to support key activations and targeted expanded consumer reach, offset by higher net sales.

QUARTERLY DIVIDEND
Today, the Company announced a quarterly dividend of $.35 per share on its Class A and Class B Common Stock, payable in cash on December 15, 2025 to stockholders of record at the close of business on November 28, 2025.

PROFIT RECOVERY AND GROWTH PLAN (“PRGP”)
Actions under the Company’s PRGP are expected to be substantially completed in fiscal 2027, with a majority of the full run-rate benefits expected to be realized during fiscal 2027. The plan is designed to further transform the Company’s operating model to fund a return to sales growth in fiscal 2026 and restore a solid double-digit adjusted operating margin over the next few years, and continue to mitigate impacts from external volatility.

Restructuring Program Component of the PRGP
Relating specifically to the restructuring program component of the PRGP, once fully implemented, the Company expects to take restructuring and other charges of between $1.2 billion and $1.6 billion, before taxes, consisting of employee-related costs, asset-related costs, contract terminations and other costs associated with implementing these initiatives. The restructuring program is expected to yield annual gross benefits of between $0.8 billion and $1.0 billion, before taxes, to help restore operating margin and also fuel reinvestment in consumer-facing areas to drive sustainable sales growth.

The Company estimates a net reduction in positions of 5,800 to 7,000, including approvals to date. This net reduction takes into account the elimination of positions after retraining and redeployment of certain employees in select areas. Approvals for specific initiatives under this restructuring program, in total, are expected to be completed by the end of fiscal 2026. The restructuring program’s focus includes the (i) reorganization and rightsizing of certain areas, (ii) simplification and acceleration of processes, (iii) outsourcing of select services and (iv) evolution of go-to-market footprint and selling models.

Through September 30, 2025, the Company has recognized total cumulative charges under the restructuring component of the PRGP of $697 million, consisting primarily of employee-related costs, with approximately $87 million recognized in the fiscal 2026 first quarter.

Through October 26, 2025, the Company has approved initiatives totaling cumulative charges of $852 million and a net reduction of over 4,000 positions. Inclusive of approvals through October 26, 2025 and relative to the high end of the total expected ranges, the Company has approved initiatives that account for over 70% of the expected gross benefits, over 50% of the expected charges and nearly 60% of the expected net reduction in positions.

OUTLOOK FOR FISCAL 2026 FULL YEAR
The Company reaffirms its fiscal 2026 full-year outlook.

The Company continues to closely monitor evolving trade policies and enacted tariffs, and its task force has been actively evaluating developments and mitigation strategies to reduce the potential impacts of tariffs. The Company has implemented a range of actions, including leveraging available trade programs and further optimizing its regional manufacturing footprint to bring production closer to the consumer—including through its facility in Japan. These efforts, combined with increased supply chain agility, are helping to offset more than half of the expected impacts and better position the Company to adapt quickly as trade policies continue to evolve.

In terms of enacted tariffs, the Company’s assumption reflects the following incremental rates on its most material flow of goods:

•For U.S. imports: (i) from Switzerland a 39% rate, (ii) from Canada a 35% rate, (iii) from China a 30% rate, (iv) from Mexico a 25% rate, (v) from both the European Union and Japan a 15% rate and (vi) from the U.K. a 10% rate
•For Canada imports from the U.S., a 25% rate
•For China imports from the U.S., a 10% rate

Based on information available and net of planned mitigation actions through October 24, 2025, the Company continues to expect tariff-related headwinds to impact fiscal 2026 profitability by approximately $100 million. This assumption does not reflect any subsequent or future changes. The Company continues to evaluate additional strategies, including further PRGP initiatives and potential pricing actions.

See the Company’s fiscal 2025 fourth quarter Earnings Press Release for other full-year assumptions underlying its fiscal 2026 outlook.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

Twelve Months Ending
June 30, 2026(F)
As Reported - GAAP	2% - 5%
Impact of foreign currency translation	2
Returns associated with restructuring and other activities(1)	—
Organic, Non-GAAP	0% - 3%
(F)Represents forecast, using spot rates as of September 30, 2025.
(1)The net sales growth impact of returns associated with restructuring and other activities includes approvals to date. Additional returns associated with restructuring and other activities are anticipated as initiatives are approved in fiscal 2026.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings (Loss) Per Common Share (“EPS”) (Unaudited)

	Twelve Months Ending
	June 30
	2026(F)	2025	Growth
Forecasted/As Reported EPS - GAAP	$1.39 - $1.65	$(3.15)	100+%

Non-GAAP
Restructuring and other charges(1)	.45 - .51	1.06
Goodwill and other intangible asset impairments	—	2.78
U.S. deferred tax asset valuation allowance adjustment	—	.48
Talcum litigation settlement agreements(2)	—	.34
Forecasted/Adjusted EPS - Non-GAAP	$1.90 - $2.10	$1.51	26% - 39%
Impact of foreign currency translation	(.03)
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$1.87 - $2.07	$1.51	24% - 37%
(F)Represents forecast, using spot rates as of September 30, 2025.
(1)The diluted net earnings per common share impact of restructuring and other charges includes approvals to date. Additional restructuring and other charges are anticipated as initiatives are approved in fiscal 2026.

(2)No assumptions included in the fiscal 2026 forecast.

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; competitive pressures; legal and regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures (including those caused by tariffs) on its cost base and is monitoring the impact on consumer preferences, the impact of changes being made in the organization, including those related to Beauty Reimagined and the PRGP, as well as the potential impact of changes expected to be made as part of the PRGP on suppliers, retailers and others, and challenges relating to successfully outsourcing select services.

CONFERENCE CALL AND WEBCAST DETAILS
The Estée Lauder Companies will host a conference call at 8:30 a.m. (ET) today, October 30, 2025 to discuss its results for the fiscal 2026 first quarter. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 1175761).

The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations and will be available for replay until November 13, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations. Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to how they perceive value and where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, government economic policies, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(13)changes in product mix to products which are less profitable;
(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, the DECIEM family of brands, including The Ordinary and NIOD, and BALMAIN Beauty.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (LOSS) (Unaudited)

	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2025	2024
Net sales(A)	$3,481	$3,361	4%
Cost of sales(A)	927	928	—
Gross profit	2,554	2,433	5
Gross margin	73.4%	72.4%

Operating expenses
Selling, general and administrative	2,296	2,298	—
Restructuring and other charges(A)	89	97	(8)
Talcum litigation settlement agreements(B)	—	159	(100)
Total operating expenses	2,385	2,554	(7)
Operating expense margin	68.5%	76.0%

Operating income (loss)	169	(121)	100+
Operating income (loss) margin	4.9%	(3.6)%

Interest expense	86	92	(7)
Interest income and investment income, net	30	35	(14)
Other components of net periodic benefit cost	4	2	100
Earnings (loss) before income taxes	109	(180)	100+
Provision (benefit) for income taxes	62	(24)	100+
Net earnings (loss)	$47	$(156)	100+

Net earnings (loss) per common share
Basic	$.13	$(.43)	100+%
Diluted	$.13	$(.43)	100+%

Weighted-average common shares outstanding
Basic	361.2	359.6
Diluted	363.3	359.6

(A) Included in net sales, cost of sales and restructuring and other charges are the impacts of returns and charges associated with the restructuring program component of the PRGP and the Post-COVID Business Acceleration Program (the “PCBA Program”). Additional information about the restructuring program component of the PRGP and the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

(B) From the end of August 2024 through October 2024, the Company reached agreements with certain plaintiff law firms (collectively, the “talcum litigation settlement agreements”) for: (i) the resolution of pending cosmetic talcum powder matters handled by those firms as well as (ii) a process for resolving potential future cosmetic talcum powder claims expected to be brought on behalf of plaintiffs by those firms from January 1, 2025 through December 31, 2029, with annual capped amounts per year for each participating law firm. To account for the talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter for the amount agreed to settle the current claims and an estimated amount for potential future claims.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings (loss) accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation between GAAP and Non-GAAP Net Sales (Unaudited)
	Three Months Ended September 30		Percentage Change
($ in millions)	2025	2024
Net Sales	$3,481	$3,361	4%
Non-GAAP Adjustments
Returns associated with restructuring and other activities	(1)	—
Adjusted Net Sales, Non-GAAP	3,480	3,361
Impact of foreign currency translation	(25)	—	(1%)
Organic Net Sales, Non-GAAP	$3,455	$3,361	3%

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)[1]
	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2025	2024
Gross Profit	$2,554	$2,433	5%
Non-GAAP Adjustments
Restructuring and other activities	(3)	9
Adjusted Gross Profit, Non-GAAP	$2,551	$2,442	4%

Gross Margin	73.4%	72.4%
Non-GAAP Adjustments
Restructuring and other activities	(0.1)	0.3
Adjusted Gross Margin, Non-GAAP	73.3%	72.7%

Operating Income (Loss)	$169	$(121)	100+%
Non-GAAP Adjustments
Restructuring and other charges	86	106
Talcum litigation settlement agreements	—	159
Adjusted Operating Income, Non-GAAP	$255	$144	77%

Operating Margin	4.9%	(3.6)%
Non-GAAP Adjustments
Restructuring and other charges	2.4	3.2
Talcum litigation settlement agreements	—	4.7
Adjusted Operating Margin, Non-GAAP	7.3%	4.3%

Provision (benefit) for Income Taxes	$62	$(24)	100+%
Effective Tax Rate ("ETR")	56.9%	13.3%
Tax Impact on Non-GAAP adjustments
Restructuring and other charges	17	22
Talcum litigation settlement agreements	—	35
Adjusted Provision for Income Taxes, Non-GAAP	$79	$33
Adjusted ETR, Non-GAAP	40.5%	38.8%

Diluted Net Earnings (Loss) Per Common Share	.13	(.43)	100+%
Non-GAAP Adjustments
Restructuring and other charges	.19	.23
Talcum litigation settlement agreements	—	.34
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[2]	$.32	$.14	100+%
[1]Percentages are calculated on an individual basis.
[2]For the three months ended September 30, 2024, the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 1.2 million shares were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per common share as they were anti-dilutive due to the net loss incurred during the period. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted net earnings per common share.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	September 30, 2025	June 30, 2025	September 30, 2024
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$2,219	$2,921	$2,350
Accounts receivable, net	1,884	1,530	1,977
Inventory and promotional merchandise	2,062	2,074	2,255
Prepaid expenses and other current assets	549	544	633
Total current assets	6,714	7,069	7,215
Property, plant and equipment, net	3,065	3,172	3,233
Operating lease right-of-use assets	1,889	1,952	1,973
Other assets	7,661	7,699	8,896
Total assets	$19,329	$19,892	$21,317

LIABILITIES AND EQUITY

Current debt	$3	$3	$504
Accounts payable	1,289	1,497	1,135
Operating lease liabilities	415	406	393
Other accrued liabilities	3,376	3,529	3,454
Total current liabilities	5,083	5,435	5,486
Long-term debt	7,320	7,314	7,311
Long-term operating lease liabilities	1,684	1,744	1,802
Other noncurrent liabilities	1,352	1,534	1,634
Total noncurrent liabilities	10,356	10,592	10,747
Total equity	3,890	3,865	5,084
Total liabilities and equity	$19,329	$19,892	$21,317

SELECT CASH FLOW DATA (Unaudited)

	Three Months Ended September 30
($ in millions)	2025	2024
Net earnings (loss)	$47	$(156)
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	200	208
Deferred income taxes	(34)	(79)
Other items	82	73
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(358)	(219)
Decrease (increase) in inventory and promotional merchandise	6	(10)
Increase in other assets, net	(11)	(47)
Decrease in accounts payable and other liabilities, net	(272)	(440)
Net cash flows used for operating activities	$(340)	$(670)

Other Investing and Financing Uses:
Capital expenditures	$(96)	$(141)
Dividends paid to stockholders	(127)	(240)
Payment of deferred consideration	(150)	—

Supplemental cash flow information:
Cash paid for interest	$62	$63
Cash paid for income taxes	148	195

Operating results by geographic region for the fiscal 2025 first quarter, as presented above, have been adjusted to reflect the correction of a regional misclassification in the amounts furnished in the Form 8-K on October 2, 2025 related to a one-time charge during the fiscal 2025 first quarter. The misclassification was offset in the fiscal 2025 second quarter (quarter-to-date period) furnished amounts, and the adjusted amounts are presented below. No other periods were impacted and there is no impact on the consolidated financial results or results by product category.

Results by Geographic Region (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change[1]			Operating (Loss) Income		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
The Americas	$1,209	$1,239	(2)%	1%	(1)%	$(771)	$145	(100+)%
EUKEM	1,085	1,064	2	—	2	145	103	41
Asia/Pacific	888	1,069	(17)	1	(16)	152	214	(29)
Mainland China	822	908	(9)	(1)	(10)	75	120	(38)
Subtotal	$4,004	$4,280	(6)%	—%	(6)%	$(399)	$582	(100+)%
Returns/charges associated with restructuring and other activities	—	(1)				(181)	(8)
Total	$4,004	$4,279	(6)%	—%	(6)%	$(580)	$574	(100+)%
Non-GAAP Adjustments to As Reported Operating (Loss) Income:
Returns/charges associated with restructuring and other activities						181	8
The Americas - Goodwill and other intangible asset impairments						861	—
The Americas - Change in fair value of DECIEM acquisition-related stock options						—	(5)
Adjusted Operating Income - Non-GAAP						$462	$577	(20)%
[1]Percentages are calculated on an individual basis.

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